Exhibit 99.1

HERTFORDSHIRE, England and PITTSBURGH, July 20, 2016

Reminder regarding the public offer to the shareholders of Meda Aktiebolag (publ)

Mylan N.V. (“Mylan”) has made a public offer to the shareholders of Meda Aktiebolag (publ) (“Meda”) to tender all shares in Meda to Mylan for consideration consisting of a combination of cash and Mylan shares (the “Offer”) (please refer to the offer document published on June 16, 2016 (the “Offer Document”), the Registration Statement on Form S-4 (the “Registration Statement”), including the related prospectus, declared effective on June 16, 2016 and the prospectus published on June 16, 2016 (the “EU Prospectus”)). The Board of Directors of Meda has recommended the shareholders to accept the Offer (please refer to the press release issued by the Board of Directors of Meda on February 10, 2016).

In order to accept the Offer, the acceptance form must be submitted to Handelsbanken Capital Markets (“Handelsbanken”) so that it is received by Handelsbanken no later than 17.00 CET on July 29, 2016. Please use the enclosed pre-printed acceptance form and pre-paid envelope. The Offer Document and a non pre-printed acceptance form are also available at the transaction website, medatransaction.mylan.com (as are the U.S. prospectus and the EU Prospectus), and on Handelsbanken’s website, www.handelsbanken.se/investeringserbjudande.

For questions regarding the offer, please contact Mylan at +1 (724) 514-1813 or by e-mail at investor.relations@mylan.com or Handelsbanken’s shareholder service at +46 (0) 480-404 110 or handelsbanken@answeronline.se.

This reminder is sent to you who hold shares in Meda in your VP account (Sw. VP-konto) as of July 18, 2016. You may receive this reminder even if you have recently submitted your acceptance form due to delays with the postal service and processing time. In such case you may disregard this reminder.

Kind regards

Mylan N.V.

Additional Information

In connection with the Offer, the Offer Document was approved by the Swedish Financial Supervisory Authority (Sw: Finans-inspektionen) (the “SFSA”) and published by Mylan on June 16, 2016. In addition, Mylan has filed certain materials with the U.S. Securities and Exchange Commission (the “SEC”), including, among other materials, the Registration Statement, which was declared effective on June 16, 2016. The EU Prospectus was approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) and published by Mylan on June 16, 2016. This communication is not intended to be, and is not, a substitute for such documents or for any other document that Mylan may file with the SFSA, the SEC, the AFM or any other competent EU authority in connection with the Offer. This communication contains advertising materials (reclame-uitingen) in connection with the Offer as referred to in Section 5:20 of the Dutch Financial Supervision Act (Wet op het financieel toezicht). INVESTORS AND SECURITYHOLDERS OF MEDA IN SWEDEN AND INVESTORS AND SECURITYHOLDERS OF MEDA IN THE EUROPEAN ECONOMIC AREA BUT OUTSIDE OF SWEDEN ARE URGED TO READ THE OFFER DOCUMENT APPROVED BY THE SFSA AND ANY SUPPLEMENT THERETO, OR THE EU PROSPECTUS APPROVED BY THE AFM AND ANY SUPPLEMENT THERETO, AS APPLICABLE, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. INVESTORS AND SECURITYHOLDERS OF MEDA OUTSIDE THE EUROPEAN ECONOMIC AREA ARE URGED TO READ ANY DOCUMENTS FILED WITH THE SFSA, THE SEC AND THE AFM OR ANY OTHER COMPETENT EU AUTHORITY CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. Such documents are or upon publication will be available free of charge through the website maintained by the SEC at www.sec.gov, on Mylan’s website at medatransaction.mylan.com or, to the extent filed with the AFM, through the website maintained by the AFM at www.afm.nl, or by directing a request to Mylan at +1 724-514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SFSA, the SEC, the AFM or any other competent EU authority that are required to be mailed to Meda shareholders will also be mailed to such shareholders. A copy of this communication will be available free of charge at the following website: medatransaction.mylan.com.

Further Information

The Offer is not being made to persons whose participation in the Offer requires that an additional offer document be prepared or registration effected or that any other measures be taken in addition to those required under Swedish law (including the Swedish Takeover Rules), Dutch law, United Kingdom law, Danish law, Irish law and U.S. law.

The distribution of this communication and any related Offer documentation in certain jurisdictions may be restricted or affected by the laws of such jurisdictions. Accordingly, copies of this communication are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdiction. Therefore, persons who receive this communication (including, without limitation, nominees, trustees and custodians) and are subject to the laws of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Mylan disclaims any responsibility or liability for the violations of any such restrictions by any person.

The Offer is not being made, and this communication may not be distributed, directly or indirectly, in or into, nor will any tender of shares be accepted from or on behalf of holders in, Australia, Hong Kong, Japan, Canada, New Zealand or South Africa, or any other jurisdiction in which the making of the Offer, the distribution of this communication or the acceptance of any tender of shares would contravene applicable laws or regulations or require further offer documents, filings or other measures in addition to those required under Swedish law (including the Swedish Takeover Rules), Dutch law, United Kingdom law, Danish law, Irish law and U.S. law.

Special notice to shareholders in the United States

This Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Certain financial statements included or incorporated by reference in the document, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since Meda is incorporated in Sweden and Mylan is incorporated in the Netherlands, and some or all of their respective officers and directors may be residents of a foreign country. Investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Investors should be aware that Mylan may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.